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                                   EXHIBIT 11
                                   ----------

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                       Years Ended March 31,
                                                --------------------------------
                                                   2002      2001          2000
                                                   ----      ----          ----
Weighted average number
  of common shares outstanding used
  in basic EPS calculation                        196,500   196,539     203,981

Add common stock equivalents
  for shares issuable under
  Stock Option Plans                                2,647     2,641       2,720
                                                ---------   -------     -------

Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                               199,147   199,180     206,701
                                                =========   =======     =======

Net income (loss)                               $ 126,469   (39,007)     62,036
Basic earnings (loss) per share                 $     .64      (.20)        .30
Diluted earnings (loss) per share               $     .64      (.20)        .30